EX99.23(h)(iv)

AMENDED AND RESTATED EXHIBIT A

THIS EXHIBIT A, amended and restated as of November 12, 2007 for the addition of Old Westbury Global Opportunities Fund, is Exhibit A to that certain Transfer Agency Services Agreement dated as of April 3, 2006, between PFPC Inc. and Old Westbury Funds, Inc.

PORTFOLIOS

Old Westbury Large Cap Equity Fund

Old Westbury Mid Cap Equity Fund

Old Westbury International Fund

Old Westbury Fixed Income Fund

Old Westbury Municipal Bond Fund

Old Westbury Global Small Cap Fund

Old Westbury Real Return Fund

Old Westbury Global Opportunities Fund

PFPC INC.

By:	/s/ Michael DeNofrio
Name:	Michael DeNofrio
Title:	Executive Vice President
Senior Managing Director

OLD WESTBURY FUNDS, INC.

By:	/s/ Marc D. Stern
Name:	Marc D. Stern
Title:	President